CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of      our report dated November 28, 2017, relating to the financial statements and financial highlights of Premise Capital Frontier Advantage Diversified Tactical ETF, a series of ETF Series Solutions, for the    period ended September 30, 2017, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Cleveland, Ohio
January 26, 2018